Exhibit 99.2

For Further Information:

Kraton Polymers LLC

Analysts:	Stephen E. Tremblay 281-504-4760
Media:	Richard A. Ott 281-504-4720

Kraton Polymers LLC Extends Revolving Credit Facility

Houston, TX - November 30, 2009- On November 30, 2009, Kraton Polymers LLC completed an amendment to its Revolving Credit Facility to extend the maturity of all but two hundred thousand dollars of the Revolving Credit Commitments to May 2013.

This amendment to Kraton’s Credit and Guaranty Agreement modified the following four terms of the Revolving Credit Facility:

(1) Increased the maximum available borrowings under the Revolving Credit Commitments from $75.5 million to $80.0 million;

(2) Extended the maturity on $79.8 million of the Revolving Credit Commitments from May 2011 to May 2013;

(3) Increased the interest rate on the extended portion of the Revolving Credit Commitments by 100 basis points on borrowings under the Revolving Credit Facility, bringing it to the adjusted Eurodollar rate plus a margin of between 3.00% and 3.50% per annum, depending on the Company’s consolidated leverage ratio, or at the Company’s option, the base rate plus a margin of between 2.00% and 2.50% per annum, also depending on the Company’s consolidated leverage ratio; and

(4) Increased the unused commitment fee on the extended portion of the Revolving Credit Commitments by 25 basis points bringing it to 75 basis points.

“We are pleased to execute this amendment whereby, with the exception of the two hundred thousand dollar revolver portion that has not been extended, we have no significant debt maturities until September 2012 when the first of four amortization payments are due on our term loan,” said Stephen E. Tremblay, Kraton’s Chief Financial Officer. “Moreover, in successfully implementing this amendment strategy, we not only increased the size of our available credit facility, but we also extended the maturity of our efficient and low cost capital structure by two years.

About Kraton

Kraton is a leading producer of styrenic block copolymers, or SBCs, a family of performance polymer products whose chemistry it pioneered over 40 years ago. SBCs are highly engineered synthetic elastomers which enhance the performance of numerous products by delivering a variety of performance-enhancing characteristics, including greater flexibility, resilience, strength, durability and processability.

Kraton currently offers approximately 800 products to more than 700 customers in over 60 countries worldwide, and is the only SBC producer with manufacturing and service capabilities on four continents. Kraton manufactures products at six plants globally, including its flagship plant in Belpre, Ohio, as well as plants in Germany, France, The Netherlands and Brazil, and a joint venture operated plant in Japan.

Kraton, the Kraton logo and design, and the “Giving Innovators their Edge” tagline are all trademarks of Kraton Polymers LLC.

Forward Looking Statements

This press release includes forward-looking statements that reflect our plans, beliefs, expectations and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often characterized by the use of words such as “believes,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans” or “anticipates,” or by discussions of strategy, plans or intentions.

In this press release, forward-looking information relates to covenant compliance, pricing trends, cost savings, production rates and other similar matters. All forward-looking statements in this press release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are conditions in the global economy and capital markets, our dependence on LyondellBasell, Shell Chemicals and other suppliers to perform their obligations to us, failure of our suppliers to perform their obligations under long-term supply agreements, or our inability to replace or renew these agreements when they expire, could increase our cost for these materials and interrupt production, limited availability or increases in prices of raw materials used in our business, our substantial level of indebtedness and the operating and financial restrictions imposed by our debt instruments and related indentures, competitive pressures in the specialty chemicals industry, our ability to continue technological innovation and successful commercial introduction of new products, our ability to protect intellectual property and other proprietary information, losses due to lawsuits arising out of intellectual property infringement and product liability claims, losses due to lawsuits arising out of environmental damage or personal injuries associated with chemical manufacturing, compliance with extensive environmental, health and safety laws, including regulation of our employees’ exposure to butadiene, could require material expenditures or changes in our operations, the risk of accidents that could disrupt our operations or expose us to significant losses or liabilities, governmental regulations and trade restrictions, exposure to interest rate and currency fluctuations, acts of war or terrorism in the United States or worldwide, political or financial instability in the countries where our goods are manufactured and sold, and other risks and uncertainties described in this report and our other reports and documents. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.